Exhibit 10.15
RULES AND CONDITIONS FOR THE TOAST, INC.
DEFERRED COMPENSATION PROGRAM (THE “PROGRAM”)

The following rules and conditions have been adopted by the Board of Directors of Toast, Inc. (the “Company”) to govern the deferral of Restricted Stock Units by certain employees with a position of SVP and higher (such employees, “Executives”) and/or certain Non-Employee Directors, as well as the deferral of cash retainers by certain Non-Employee Directors, in each case pursuant to the Toast, Inc. 2021 Stock Option and Incentive Plan, as amended from time to time (the “Stock Plan”) and/or the Toast, Inc. Non-Employee Director Compensation Policy, as amended from time to time (the “Policy”), as applicable. Capitalized terms used but not defined herein shall have the meaning given such terms in the Stock Plan. The Program is an unfunded arrangement established and maintained primarily for the benefit of a select group of management and highly compensated employees and directors and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). To the extent required by law, the terms of this Program applicable to Non-Employee Directors shall also constitute a separate written plan document with its terms set forth in the applicable portions of this Program. The Administrator shall have sole discretion to determine which Non-Employee Directors and/or Executives, if any, participates in the Program.
1.Election for Non-Employee Director to Defer the Cash Retainer. If permitted by the Administrator, a Non-Employee Director may elect in advance to defer the receipt of the cash retainers to be made to such Non-Employee Director pursuant to the Policy (such amount, the “Cash Retainer”). To make such an election, the Non-Employee Director must execute and deliver to the Company a deferral election form before the end of the calendar year preceding the calendar year in which the applicable Cash Retainer relates. An election shall remain in effect from year to year until revoked in writing by the Non-Employee Director, but any revocation shall become effective only with respect to Cash Retainers that are earned in calendar years beginning after receipt and acceptance by the Company of a written revocation.
2.Election to Defer Restricted Stock Units.
(a)Non-Employee Director Annual Equity Retainers. If permitted by the Administrator, a Non-Employee Director may elect in advance to defer the receipt of the annual Restricted Stock Unit Grant to be made to such Non-Employee Director pursuant to the Policy under the Stock Plan (such grant, the “Annual Equity Retainer”). To make such an election, the Non-Employee Director must execute and deliver to the Company a deferral election form before the end of the calendar year preceding the calendar year in which the applicable Annual Equity Retainer is scheduled to be granted. An election shall remain in effect from year to year until revoked in writing by the Non- Employee Director, but any revocation shall become effective only with respect to Annual Equity Retainers that are granted in calendar years beginning after receipt and acceptance by the Company of a written revocation. All elections (including revocation thereof) must be made during an open window period while the Non-Employee Director is not in possession of any material non-public information relating to the Company.
(b)Executive Restricted Stock Units. If permitted by the Administrator an Executive may elect in advance to defer the receipt of the annual Restricted Stock Unit Grant to be made to such Executive under the Stock Plan (such grant, the “Refresh Award”). To make such an election, the Executive must execute and deliver to the Company a deferral election form before the end of the calendar year preceding the calendar year in which the applicable Refresh Award is scheduled to be granted. An election shall remain in effect from year to year until revoked in writing by the Executive, but any revocation shall become effective only with respect to Refresh Awards that are granted in calendar years beginning after receipt and acceptance by the Company of a written revocation. All elections (including revocation thereof) must be made during an open window period while the Executive is not in possession of any material non-public information relating to the Company.
3.Deferred Account.
(a)DSU Accounts. Upon the vesting of any Annual Equity Retainer awarded to any Non-Employee Director or Refresh Award awarded to any Executive, as applicable, who has elected to defer his or her Annual Equity Retainer(s) or Refresh Awards(s), as applicable, pursuant to this Program, any shares of Stock that would otherwise have been issued to the Non-Employee Director or Executive, as applicable, upon such vesting shall be converted to deferred stock units on a one-to-one basis and credited to the deferred account of the applicable Non-Employee Director or Executive (the “DSU Account”).
(b)Cash Accounts. Any Cash Retainer earned by any Non-Employee Director who has elected to defer his or her Cash Retainer(s) pursuant to this Program shall be credited to his or her deferred account (the “Cash Account” and together with the DSU Account, the “Accounts” and each an “Account”). The Non-Employee Director shall have the right to direct the Administrator as to how his or her Cash Account shall be deemed to be invested among select investment alternatives, as determined by the Administrator, subject to any operating rules and procedures imposed by the Administrator. For the avoidance of doubt, the Administrator shall determine the available investment alternatives and may discontinue, substitute or add investments in its sole discretion on a prospective basis, and any discontinuance, substitution or addition of investment alternatives shall take place as soon as administratively practicable. The investment alternatives are to be used for measurement purposes only, and the Administrator’s selection of any such investment alternatives, the allocation of such investment alternatives to the Cash Account, and the crediting and debiting of such amounts in the Cash Account shall not be considered or construed in any manner as an actual investment of the Cash Account. The Administrator shall not be responsible in any manner to any Non-Employee Director, beneficiary or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any designation or elimination of an investment alternative. Without limiting the foregoing, the Cash Account shall at all times be a bookkeeping entry only and shall not represent any investment made on the Non-Employee Director’s behalf by the Administrator, or trust if any. The Non-Employee Director, or his or her beneficiary, shall at all times remain an unsecured creditor of the Company. Any liability or obligation of the Company to any Non-Employee Director, former Non-Employee Director or beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by this Program. The Cash Account shall be credited or debited to reflect the performance of the investment alternatives elected by the Non-Employee Director. If an investment alternative selected by the Non-Employee Director sustains a loss, then the Non-Employee Director’s Cash Account shall be reduced to reflect such loss. If a Non- Employee Director fails to elect an investment alternative, then the investment alternative shall be selected by the Administrator. Each Non-Employee Director is solely responsible for any and all consequences of his or her investment directions and neither the Company, nor any of its directors, officers or employees, nor the Administrator, has any responsibility to the Non-Employee Director or any other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any investment direction made by a Non-Employee Director pursuant to this Section.
4.Dividend Equivalent Amounts. If dividends (other than dividends payable only in shares of Stock) are paid with respect to Stock, each DSU Account shall be credited with a number of whole and fractional stock units determined by multiplying the dividend value per share by the stock unit balance of the DSU Account on the record date and dividing the result by the Fair Market Value of a share of Stock on the dividend payment date.
5.Period of Deferral. The deferred stock units in each DSU Account and the cash amounts in each Cash Account shall be deferred until, and the period of deferral shall cease upon, the earliest of (a) the date a Non-Employee Director ceases to serve as a member of the Board of Directors of the Company or an Executive ceases his or her Service Relationship with the Company, as applicable, and incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), (b) the consummation of a Sale Event (as defined in the Stock Plan), so long as such Sale Event constitutes a “change in control event” within the meaning of Section 409A (a “Change in Control”), (c) the date of the death of the Non-Employee Director or Executive, as applicable, or (d) the date the Non-Employee Director or Executive, as applicable, experiences a Disability, as determined by the Social Security Administration, so long as such Disability constitutes a “disability” within the meaning of Section 409A.
6.Unforeseeable Emergency. Notwithstanding the foregoing, the Administrator may cancel a Non-Employee Director’s or Executive’s, as applicable, deferral election: (a) for the balance of the calendar year in which an Unforeseeable Emergency occurs in accordance with Treas. Reg. §1.409A-3(j)(4)(viii), (b) if the Executive receives a hardship distribution under the 401(k) Plan or any other qualified 401(k) plan maintained by the Company in accordance with Treas. Reg. §1.401(k)-1(d)(3) (relating to in-service distributions of 401(k) plan elective contributions as a result of an immediate and heavy financial need), in accordance with Treas. Reg. §1.409A-3(j)(4)(viii),

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or (c) during periods in which the Non-Employee Director or Executive, as appliable, is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Non-Employee Director or Executive, as applicable, or the 15th day of the third month following the date the Non-Employee Director or Executive, as applicable, incurs the disability in accordance with Treas. Reg. §1.409A-3(j)(4)(xii). “Unforeseeable Emergency” shall mean a severe financial hardship to the Non-Employee Director or Executive, as applicable, resulting from an illness or accident of the Non- Employee Director or Executive, as applicable, the Non-Employee Director’s or Executive’s, as applicable, spouse, the Non-Employee Director’ or Executive’, as applicable, dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), or the Non-Employee Director’s or Executive’s, as applicable, beneficiary; loss of the Non-Employee Director’s or Executive’s, as applicable, property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Non-Employee Director or Executive, as applicable. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Administrator. The determination of whether a Non-Employee Director or Executive, as applicable, has had an Unforeseeable Emergency shall be made in compliance with Treas. Reg. §1.409A- 3(i)(3). A Non-Employee Director or Executive, as applicable, who experiences an Unforeseeable Emergency may submit a written request to the Administrator to receive payment of all or any portion of his or her vested Accounts. Whether a Non-Employee Director or Executive, as applicable, is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Administrator based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Non-Employee Director’s or Executive’s, as applicable, assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Program. If an emergency payment is approved by the Administrator, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Non-Employee Director or Executive, as applicable, as the result of cancellation of deferrals under the Program, including amounts necessary to pay any taxes or penalties that the Non-Employee Director or Executive, as applicable, reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Non- Employee Director or Executive, as applicable, DSU Account until depleted and then from the vested portion(s) of the Cash Account, beginning with the with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Administrator. No Non- Employee Director or Executive, as applicable, may receive more than one distribution on account of an Unforeseeable Emergency in any calendar year. A Non-Employee Director or Executive, as applicable, who receives a distribution on account of an Unforeseeable

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Emergency, and who is still a service provider of the Company shall be prohibited from making deferrals for the remainder of the calendar year in which the distribution is made.
7.Designation of Beneficiary. A Non-Employee Director or Executive, as applicable, may designate one or more beneficiaries to receive payments from his or her Account in the event of his or her death. A designation of beneficiary may apply to a specified percentage of a Non-Employee Director’s or Executive’s, as appliable, entire interest in his or her Account. Such designation, or any change therein, must be in writing and shall be effective upon receipt by the Company. If there is no effective designation of beneficiary, or if no beneficiary survives the Non-Employee Director or Executive, as applicable, then the estate of the Non-Employee Director or Executive, as applicable, shall be deemed to be the beneficiary. All payments to a beneficiary or estate shall be made in a lump sum (a) from a DSU Account, in shares of Stock, with any fractional shares paid in cash and (b) from a Cash Account, in cash.
8.Payment.
(a)DSU Accounts. All amounts credited to a DSU Account shall be paid in shares of Stock to the Non-Employee Director or Executive, as applicable, or his or her designated beneficiary (or beneficiaries) or estate, in a single lump sum as soon as practicable (but in no event later than 30 days deferral) after the end of the first applicable period of deferral specified in Section 5 (above) occurs; provided, however, that fractional shares shall be paid in cash.
(b)Cash Accounts. All amounts credited to a Cash Account shall be paid in cash to the Non-Employee Director, or his or her designated beneficiary (or beneficiaries) or estate, in a single lump sum as soon as practicable (but in no event later than 30 days deferral) after the end of the first applicable period of deferral specified in Section 5 (above) occurs.
9.Adjustments. In the event of a stock dividend, stock split or similar change in capitalization affecting the Stock, the Company shall make appropriate adjustments in the number of stock units credited to the DSU Accounts.
10.Non-transferability of Rights. During a Non-Employee Director’s or Executive’s, as applicable, lifetime, any payment under this Program shall be made only to the Non-Employee Director or Executive, as applicable. No sum or other interest under this deferred compensation arrangement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Non-Employee Director or Executive, as applicable, or any beneficiary under this Program to do so shall be void. No interest under this deferred compensation arrangement shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Non-Employee Director or Executive, as applicable, or beneficiary entitled thereto. Notwithstanding the foregoing, the Company may make payments to an individual other than a Non-Employee Director or Executive, as applicable, to the extent required by a domestic relations order.

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11.Company’s Obligations to Be Unfunded and Unsecured. The Accounts maintained under this Program shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder. No Non-Employee Director or Executive, as applicable, or other person shall have any interest in any particular assets of the Company by reason of the right to receive payment under this Program, and any Non-Employee Director or Executive, as applicable, or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Program.
12.Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Program. Payments under the Program may be paid from the general assets of the Company or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Executive or his or her beneficiary under the Program.
13.Section 409A. This Program is intended to be a compliant deferred compensation plan under Section 409A and shall be administered in accordance with the requirements of Section 409A. Notwithstanding anything in this Program to the contrary, if at the time of an Executive’s or a Non-Employee Director’s, as applicable, separation from service within the meaning of Section 409A, the Company determines that the Executive or Non-Employee Director, as applicable, is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive or Non-Employee Director, as applicable, becomes entitled to under this Program on account of such separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the such separation from service, or (B) the Executive’s or Non-Employee Director’s, as applicable, death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). To the extent that any provision of this Program is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. This Program may be amended, as reasonably determined by the Company, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
14.Incorporation of Plan. This Program shall be subject to the terms and conditions of the Stock Plan and the Policy, as applicable. Capitalized terms in this

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document shall have the meaning specified in the Stock Plan, unless a different meaning is specified herein.
15.Claims Procedures.
(a)Filing a Claim. Any Non-Employee Director, Executive or other person claiming an interest in the Program (the “Claimant”) may file a claim in writing with the Administrator. The Administrator shall review the claim itself or appoint an individual or entity to review the claim.
(b)Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Administrator determines that special circumstances beyond the control of the Program require an extension of time, in which case the Administrator may have up to an additional ninety (90) days to process the claim. If the Administrator determines that an extension of time for processing is required, the Administrator shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Administrator expects to render its decision.
(c)Notice of Denial. If the Administrator denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(i)The specific reason(s) for the denial;
(ii)Specific reference to the pertinent Program provisions on which such denial is based;
(iii)A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;
(iv)A description of the Program’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal; and
(v)If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
(d)Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Administrator within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Administrator’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal. A notice of such an

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extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Administrator. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
(e)Notice of Decision on Appeal. If the Administrator denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(i)The specific reason(s) for the denial;
(ii)specific references to the pertinent Plan provisions on which such denial is based;
(iii)a statement that the Claimant may receive on request all relevant records at no charge;
(iv)a description of the Program’s voluntary procedures and deadlines, if any;
(v)a statement of the Claimant’s right to sue under Section 502(a) of ERISA; and
(vi)if an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
(f)Claims Procedures Mandatory. The internal claims procedures set forth in this Section 15 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 15, the denial of the Claim shall become final and binding on all persons for all purposes.

Adopted as of November 2, 2023 (the “Effective Date”)

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